UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 12, 2007
COPANO ENERGY, L.L.C.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	001-32329 (Commission File Number)	51-0411678 (I.R.S. Employer Identification No.)

2727 Allen Parkway, Suite 1200
Houston, Texas (Address of Principal Executive Offices)	77019 (Zip Code)
Registrant’s Telephone Number, including Area Code: (713) 621-9547
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     Amendment of $200 Million Senior Secured Revolving Credit Facility
     On January 12, 2007, we entered into an Amended and Restated Credit Agreement (the “Amended Credit Agreement”) with Bank of America, N.A., as Administrative Agent, Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager, and a group of other financial institutions. The Amended Credit Agreement reflects a number of modifications to our senior secured revolving credit facility (the “Senior Credit Facility”), including, among others, the following:
•	The maturity date of our Senior Credit Facility has been extended from July 31, 2010 to April 15, 2012.

•	The interest rate provisions of the Senior Credit Facility have been amended to the effect that interest is determined, at our election, by reference to (i) the British Bankers Association LIBOR rate, or LIBOR, plus an applicable rate between 1.25% and 2.25% per annum (previously between 1.75% and 2.75% per annum) or (ii) the higher of the federal funds rate plus 0.50% or the prime rate plus, in either case, an applicable rate between 0.25% and 1.25% per annum. The applicable rate, which was previously dependent on our ratio of senior debt to EBITDA, is now dependent on our ratio of total debt to EBITDA (as defined).

•	The commitment fee rate provisions of the Senior Credit Facility have been amended to the effect that the quarterly commitment fee on the unused amount of the Senior Credit Facility is determined by reference to an applicable rate between 0.20% and 0.375% per annum (previously between 0.25% and 0.375% per annum). The applicable rate, which was previously dependent on our ratio of senior debt to EBITDA, is now dependent on our ratio of total debt to EBITDA.

•	The maximum ratio of our total debt to EBITDA permitted under the Senior Credit Facility has been amended from 4.75:1.0 to 5.0:1.0 (with no future reductions). Pursuant to the Amended Credit Agreement, we may elect during an acquisition period (generally, a period of up to nine months following an acquisition or series of acquisitions totaling $50 million in a 12-month period) a maximum ratio of our total debt to EBITDA of 5.5:1.0, subject to an increased applicable interest rate margin and commitment fee rate.

•	The requirements that we not exceed a maximum consolidated fixed charge coverage ratio (EBITDA minus maintenance capital expenditures to consolidated fixed charges) and a consolidated senior leverage ratio (total senior debt to EBITDA) have been eliminated.

•	The limitation on our use of the proceeds of loans under the Senior Credit Facility to make certain types of capital expenditures has been eliminated.
     The foregoing description of our Amended Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended Credit Agreement, which is filed as Exhibit 10.1 to this Form 8-K.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The disclosure set forth above under Item 1.01 to this Current Report on Form 8-K is hereby incorporated by referenced into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.
(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Shell company transactions.

Not applicable.

(d)	Exhibits.
10.1	Amended and Restated Loan Agreement dated as of January 12, 2007, among Copano Energy, L.L.C., as the Borrower, Bank of America, N.A., as Administrative Agent and L/C Issuer, JPMorgan Chase Bank, N.A. and Wachovia Bank, National Association, as Co-Syndication Agents and The Other Lenders Party thereto and Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

COPANO ENERGY, L.L.C.
Date: January 18, 2007	By:	/s/ Matthew J. Assiff
		Name:	Matthew J. Assiff
		Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Exhibit Description
10.1
Amended and Restated Loan Agreement dated as of January 12, 2007, among Copano Energy, L.L.C., as the Borrower, Bank of America, N.A., as Administrative Agent and L/C Issuer, JPMorgan Chase Bank, N.A. and Wachovia Bank, National Association, as Co-Syndication Agents and The Other Lenders Party thereto and Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager.